EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Levi Strauss & Co.:

We consent to the use of our report dated February 14, 2005, with respect to the consolidated balance sheets of Levi Strauss & Co. and subsidiaries as of November 28, 2004 and November 30, 2003, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income, and cash flows for each of the years in the three-year period ended November 28, 2004, and the related financial statement schedule included herein, and to the reference to our firm under the headings “Experts” and “Selected Consolidated Financial Data” included in the prospectus.

KPMG LLP

San Francisco, CA

April 27, 2005